Exhibit 99.1

B&G Foods Issues a Reminder Regarding Partial Redemption of
12% Senior Subordinated Notes due 2016

— Also Announces Changes in Timing for the Automatic Separation of EISs —

PARSIPPANY, N.J., October 21, 2009 — B&G Foods, Inc. (NYSE: BGS, BGF), a manufacturer and distributor of high quality, shelf-stable foods, today issued a reminder regarding its previously announced notice of redemption for $90,000,002.95 principal amount of its outstanding 12% senior subordinated notes due 2016 at a cash redemption price of 106% of the principal amount of the notes being redeemed, plus accrued and unpaid interest on such amount, to, but excluding, November 2, 2009.  Upon completion of the redemption on November 2, 2009, $69,540,885.70 principal amount of the senior subordinated notes will remain outstanding.

The senior subordinated notes being redeemed include both those senior subordinated notes included in the Company’s Enhanced Income Securities (EISs) and those senior subordinated notes held separately.  Each EIS represents one share of the Company’s Class A common stock and $7.15 principal amount of the senior subordinated notes.  The senior subordinated notes will be redeemed on a pro rata basis in accordance with the terms of the indenture governing the senior subordinated notes.  The senior subordinated notes are no longer expected to be redeemed in principal amounts of $7.15 or integral multiples thereof as previously announced.  Instead, each holder of senior subordinated notes should expect to have approximately 56.4% of the principal amount of senior subordinated notes held by such holder redeemed.

Pursuant to the terms of the indenture, the partial redemption of the senior subordinated notes by B&G Foods will result in an automatic separation (or “splitting”) of all of the EISs.  The EISs currently trade on the New York Stock Exchange under the symbol “BGF.”  To facilitate the automatic separation, the transfer books for the EISs will close on October 26, 2009.  As a result, the last trading day for the EISs on the New York Stock Exchange will be Monday, October 26, 2009 (not Friday, October 30, 2009 as previously reported).  The automatic separation of the EISs will occur on October 30, 2009 (not November 2, 2009 as previously reported).

When the market opens on Tuesday, October 27, 2009, those shares of Class A common stock that are currently represented by EISs, will begin trading on the New York Stock Exchange under the symbol “BGS,” together with all other outstanding shares of the Company’s Class A common stock.

The remaining senior subordinated notes that are not redeemed, whether previously represented by EISs or held separately, will not be listed on an exchange and B&G Foods does not intend to create or sustain a market for such notes following the redemption date.  Thus, the extent of any market for the remaining senior subordinated notes will depend upon, among other things, the principal amount of the senior subordinated notes that remains outstanding after the redemption date, the number of holders remaining at such time and the interest in maintaining a market in the senior subordinated notes on the part of securities firms.  Holders may need to hold their senior subordinated notes until maturity or an earlier redemption, if any, by the Company.

The automatic separation of the EISs and the partial redemption of the senior subordinated notes will not result in any change in the payments that holders of the component senior subordinated notes and shares of Class A common stock should expect to receive, except that after the redemption date holders will no longer receive interest payments on that portion of the principal amount of the senior subordinated notes that has been redeemed.

A holder of senior subordinated notes that are not redeemed will continue to be entitled to receive quarterly interest payments at an annual rate of 12% of the aggregate principal amount of the senior subordinated notes held by such holder, or $0.2145 per $7.15 principal amount of senior subordinated notes (equal to $0.858 per $7.15 principal amount of senior subordinated notes per year).  Likewise, holders of the Class A common stock will continue to receive quarterly dividend payments if and to the extent dividends are declared by the board of directors.  B&G Foods has declared and paid quarterly dividends on the Class A common stock each quarter since the 2004 initial public offering of EISs.  The current intended dividend rate on the Class A common stock is $0.17 per share (equal to $0.68 per share annually).  Dividend payments, however, are not mandatory or guaranteed and holders of the Class A common stock do not have any legal right to receive, or require B&G Foods to pay, dividends.  The board of directors may at any time decrease the level of dividends or entirely discontinue the payment of dividends.

Interest on the redeemed portion of the senior subordinated notes will cease to accrue on and after November 2, 2009.  The only remaining right of the holders thereof shall be to receive payment of the redemption price (together with the accrued and unpaid interest on such amount).

A Notice of Partial Redemption was previously mailed by The Bank of New York Mellon, the trustee for the notes, to the registered holder of the notes.  Copies of the Notice of Partial Redemption and additional information relating to the procedure for redemption may be obtained from The Bank of New York Mellon at 1.800.254.2826.

Additional information concerning the partial redemption and the automatic splitting of the EISs has been posted to the Investor Relations section of B&G Foods’ website, www.bgfoods.com, under the heading “Investor FAQ.”

About B&G Foods, Inc.

B&G Foods and its subsidiaries manufacture, sell and distribute a diversified portfolio of high-quality, shelf-stable foods across the United States, Canada and Puerto Rico.  B&G Foods’ products include hot cereals, fruit spreads, canned meats and beans, spices, seasonings, marinades, hot sauces, wine vinegar, maple syrup, molasses, salad dressings, Mexican-style sauces, taco shells and kits, salsas, pickles, peppers and other specialty food products.  B&G Foods competes in the retail grocery, food service, specialty, private label, club and mass merchandiser channels of distribution. Based in Parsippany, New Jersey, B&G Foods’ products are marketed under many recognized brands, including Ac’cent, B&G, B&M, Brer Rabbit, Cream of Rice, Cream of Wheat, Emeril’s, Grandma’s Molasses, Joan of Arc, Las Palmas, Maple Grove Farms of Vermont, Ortega, Polaner, Red Devil, Regina, Sa-són, Trappey’s, Underwood, Vermont Maid and Wright’s.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.”  Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of B&G Foods to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in B&G Foods’ filings with the Securities and Exchange Commission, including under Item 1A, “Risk Factors” in the Company’s Annual Report on Form 10-K for fiscal 2008 filed on March 5, 2009.  B&G Foods undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

Investor Relations: ICR, Inc. Don Duffy 866-211-8151	Media Relations: ICR, Inc. Matt Lindberg 203-682-8214